Exhibit 10.1

BULLARD’S PEAK CORPORATION

(A NEW MEXICO CORPORATION)

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is dated the 18th day of August, 2017 by and among SANTA FE ACQUISITIONS, LCC., a New Mexico corporation (“Buyer”), and BULLARD’S PEAK CORPORATION, a New Mexico corporation (“BPC”), and BLACK HAWK CONSOLIDATED MINES COMPANY, a Colorado Corporation (“Seller”).  Buyer and Seller together referenced herein as (the “Parties”).

RECITALS

WHEREAS, Seller is the owner of one hundred percent (100%) of all the issued and outstanding capital stock (common and preferred) of BPC pursuant to the Stock Certificates attached hereto as Exhibit A (the “Stock”); and

WHEREAS, BPC owns the patented and unpatented mining claims set forth in Exhibit B, attached hereto (the “Property”); which claims Seller and BPC both believe (but are not warranting) are free and clear of any liens or encumbrances that have priority over BPC’s interest except for potential “over-staking” of some of the Property pursuant to Exhibit D, attached hereto.

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Stock for $3,000,000 plus two percent of the net smelter returns (the “Purchase Price”).

NOW, THEREFORE, in consideration of the foregoing premises, the provisions and the respective agreements hereinafter set forth, the Parties hereto hereby agree as follows:

1.Recitals.   All the above Recitals are incorporated herein as if fully set forth herein.

2.Purchase and Sale of Stock.

2.1Agreement to Purchase and Sell.  Upon the terms and subject to the conditions set forth in this Agreement, and upon the representations and warranties made herein by each of the Parties to the other on the Closing Date (as such term is hereinafter defined) Buyer shall pay the Purchase Price to Seller and Seller shall deliver to Buyer the Stock (duly endorsed to Buyers), along with all other documents, books, and records required in Section 2.5 herein.

2.2Purchase Price.  The Purchase Price for the Stock shall be Three Million and No/100 U.S. Dollars ($3,000,000) plus two (2) percent of the Net Smelter Returns (as defined below) (the “NSR”) into perpetuity.  Net Smelter Return is defined to mean the greater of (i) all monies Buyer (or any entity on behalf of Buyer) or any successor owners of the patented or unpatented mines listed in Exhibit B hereto receives for or from any and all ore removed from the Property from time to time; whether the ore is removed for exploration, mining operations or any other reason (the “Ore”), or (ii) the fair market value of removed Ore.  Such two (2) percent of NSR shall be paid by Buyer (or Buyer’s successors or assigns) to Seller within 10 days of Buyer receiving money for all Ore taken from the Property, and in any case, within 120 days of Ore being taken off the Property whether Buyer has received remuneration for the Ore by such 120 days or not.  The obligation to pay Seller the NSR shall be secured by a Mortgage and/or Security Agreement on the Mines pursuant to Section 2.7(B) below.

2.3Earnest Money.    Buyer shall pay Seller, by wire transfer in collectible funds to an account of Seller’s choice, upon execution of this Agreement, the sum of One Hundred Thousand Dollars ($100,000) as non-refundable earnest money to be applied to the Three Million Dollar ($3,000,000) Purchase Price.  If Seller does not receive such wire transfer in collectible funds by 5:00 p.m. CST, August 21, 2017, then this Agreement shall be null and void.  If Buyer does not close on or before 2:00 p.m. CST on August 30, 2017, the $100,000 of Earnest Money is retained by Seller as partial payment for damages for Buyer not timely closing.  If Buyer closes on or before 2:00 p.m. on August 30, 2017, then the $100,000 Earnest Money shall be applied to the Purchase Price.

2.4Payment of Purchase Amount.  The Purchase Price shall be paid  in collected funds to Seller via wire transfer to Seller’s designated account as follows:

A.$1,400,000 in collected funds at Closing (in addition to the $100,000 Earnest Money); and

B.$1,500,000 paid in three (3) monthly payments of $500,000 in each in collected funds by wire transfer due on or before September 30, 2017, October 31, 2017, and November 30, 2017.

C.The two (2) percent of NSR shall be paid as set forth above in paragraph 2.2.

2.5Closing.  The closing of the transaction contemplated herein (the “Closing”) will take place at 2:00 p.m. Central Standard Time on August 30, 2017 at the offices of Kilbourn Merchant Corporation, Germantown, Wisconsin.

2.6Transfer of Stock Ownership; Resignation of Officers and Directors, Other Documents/Records.  Upon receipt by Seller at Closing of the $1,500,000 U.S. Dollars of the Purchase Price in collectible funds (including the Earnest Money), and receipt from Buyer of the original executed Note, Mortgage and Pledge Agreement, Seller will immediately transfer to Buyer the following:

A.Resignations of all current officers and directors of BPC.

B.All books and records of BPC in Seller’s possession, including:

i.BPC’s current corporate minute book, directors meetings minutes, resolutions,

ii.BPC’s Articles of Incorporation, and all Annual Statements of Officers and Directors that BPC filed,

iii.A Certificate of Good Standing from the New Mexico Secretary of State

iv.BPC’s corporate income tax returns for tax years 2010 through 2015

v.BPC’s current internally prepared financial statement (Balance Sheet and Profit & Loss Statement),

vi.Copies of all Purchase Contracts, Abstracts of Title, Agreements, and patent filings on, or relating to, the patented claims that make up the Property which are in BPC’s possession.

C.A resolution/minutes from Black Hawk Mining Corporation’s Board of Directors approving the sale of BPC.

D.A sworn certificate from Seller stating that all the books and records identified above are true and correct to Seller’s best knowledge and belief.

2.7Buyer’s Closing Documents.

A.At Closing, Buyer shall execute a Promissory Note in favor of Seller for the unpaid Purchase Price of $1,500,000 with the payment terms set forth in paragraph 2.4 above, a copy of which is attached hereto as Exhibit H (the “Note”).  There will be no interest charged on the unpaid principal balance owed on the Note; provided the same is timely paid.  If any payment is received by Seller more than three business days after the scheduled due date of the payment, Buyer will be liable to immediately pay Seller a late fee of five (5) percent of the late payment.  If any scheduled payment or late fee is more than twenty (20) days past due (“Default”), then the entire unpaid principal balance of the Note will automatically be accelerated and be immediately due and payable.  The Note shall have all other customary terms of default.  After Default the Note will accrue interest at twelve (12) percent per annum.  The Note may be prepaid in part or in full with no penalty.  If Buyer prepays the Note by August 31, 2017, then the Note may be satisfied by the payment of $1,400,000.

B.The Note and the two (2) percent of the NSR shall be secured by (i) a first lien on all real estate owed by BPC pursuant to a deed in trust/mortgage, a copy of which is attached hereto as Exhibit I and (ii) a stock collateral pledge agreement a copy of which is attached hereto as Exhibit J (“Pledge Agreement”) pursuant to which Buyer pledges to Seller as collateral all the stock of BPC sold hereunder.  Pursuant to the Pledge Agreement, Seller will retain possession of the original stock certificate(s)) representing all the shares of stock of BPC until Buyer pays all amounts owed under the Note except for the two (2) percent of the NSR.  If Buyer defaults in payment under the Note, Seller shall have the right under the Pledge Agreement to take immediate possession and ownership of the pledged Stock  and all Buyer’s rights to the Stock shall immediately terminate and all Purchase Price paid by Buyer shall be forfeited to Seller, and Buyer shall have no legal or equitable rights to any of the Purchase Price Buyer paid Seller, nor (iii) any ownership interest in Black Hawk or BPC  Stock, and (iv) the Stock Purchase Agreement will immediately terminate and Buyer shall have no further legal or equitable claims against Seller whatsoever.  The Mortgage shall remain on the Property in perpetuity to secure the two (2) percent of the NSR obligation of Buyer.

2.8Buyer’s Restrictions.

A.Buyer may not engage in any mining activities (exclusive of geographical mapping and sample drilling to prove viability of the mines) until the Note is paid in full.  As such, Buyer shall not remove any ore/materials/dirt, etc. from the ground that has a fair market value exceeding $10,000 cumulative total during the term of the Note until the Note is paid in full.  Breach of this Agreement is an event of default of the Note and Collateral Pledge Agreement.

B.Until the entire Purchase Price is paid in full, Seller (or any assignee/agent/designated party of Seller) shall have the right (without notice to Buyer) to come upon all real estate currently owned by BPC, including the unpatented mine claims of BPC, to inspect and observe the condition of the same and verify that the Buyer is in compliance with the Stock Purchase Agreement, the Note, and the Collateral Pledge Agreement.  This includes the right of Seller to place a camper trailer on any real estate currently owned by BPC (and stay in the camper) until the Note is paid in full.

2.9Ownership of Unpatented Mining Claims.   Since Buyer is paying for the Stock over time, title to, and ownership of, all unpatented mining claims of BPC (as set forth in Exhibit B to the Stock Purchase Agreement) the (“Unpatented Claims”) will be transferred before Closing to Seller, and Seller will retain ownership of the Unpatented Claims, until the Note is timely paid in full; and upon such event, Seller will immediately transfer ownership of the Unpatented Claims to Buyer (with such Unpatented Claims subject to all then existing over-stacking claims and any encumbrances that currently exist on the Unpatented Claims).  Seller will timely pay/file all BLM fees/notices and County Notice of Intent fees/notices on the Unpatented Claims until Buyer timely pays the Note in full and Seller transfers the Unpatented  Claims to Buyer.  Upon timely payment of the Note in full, Trevor Harder will transfer without any warranties/representations to Buyer all his interest (if any) in the Unpatented Claims by Quit Claim Deed.

3.Representations and Warranties of the Seller.  Seller represents and warrants to Buyer as follows:

3.1Existence and Good Standing.  To the best of Seller’s knowledge, BPC is a corporation duly registered, validly existing, and in good standing under the laws of the State of New Mexico and BPC is duly registered and qualified to do business in the State of New Mexico.

3.2Corporate Authority.  To the best of Seller’s knowledge, Seller and BPC have all requisite corporate powers and authority to own its properties and carry on its business as now conducted.

3.3Compliance with Law.  To the best of Seller’s knowledge, BPC is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which BPC is a Party, or is subject, and BPC is not in known violation of any laws, ordinances, governmental rules, or regulations to which they are subject.  To the best of Seller’s knowledge, BPC has obtained all licenses, paid all applicable taxes, obtained all permits and other authorizations, and has taken all actions required by applicable laws or governmental regulations in connection with its business, as now conducted.  Seller has received no notice of a claim of non-compliance with any legal requirements relating to the Property.  To the best of Seller’s knowledge (i) no governmental authority or any employee or agent thereof has made any claim to Seller that it considers the Property to be in violation of any legal requirements, and (ii) no investigation has been commenced or is contemplated respecting any possible violation.

3.4Validity and Effect of Agreements.  This Agreement, along with all agreements and documents attached or contemplated hereby when executed and delivered pursuant hereto, will constitute the valid and legally binding obligations of Seller, enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or other similar laws of general application.

3.5Acknowledgment Regarding Buyer’s Purchase of Stock.  Seller acknowledges and agrees that Buyer is acting in the capacity of arm’s length purchaser with respect to the Agreement and the transactions contemplated hereby and that Buyer is (i) not an officer or director of BPC, and (ii) not an “affiliate” of BPC, or any of its subsidiaries.  BPC further acknowledges that Buyer is not acting as a financial advisor or fiduciary of BPC, or any of its subsidiaries (or in any similar capacity) with respect to the Agreement and the Transactions contemplated hereby.

3.6Undisclosed Liabilities.  To the best of Seller’s knowledge, BPC has no liabilities or obligations whatsoever, whether accrued, absolute, contingent or otherwise as of Closing, except as follows:  (i) Unbilled attorney/accounting fees and (ii) operating expenses less than $10,000 (the “Liabilities”).    Seller will remove all money in BPC’s financial accounts as of Closing and pay all Liabilities, and Seller will transfer any excess funds of BPC to Seller, so that BPC’s financial accounts are at zero as of Closing.  Seller will close all BPC’s financial accounts at Closing.

3.7Taxes.  To Seller’s best knowledge, BPC has (i) duly filed or caused to be filed all federal, state, local and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) that it knows are required to be filed by it prior to the date of this Agreement which relate to BPC, or with respect to which BPC, or the assets or properties of BPC, are liable or otherwise in any way subject, (ii) paid or fully accrued for all taxes shown to be due and payable on such returns (which taxes are all the taxes due and payable under the laws and regulations pursuant to which such returns were filed), and (iii) properly accounted for all such taxes accrued with respect to BPC, or the assets and properties of BPC for periods subsequent to the periods covered by such returns.  To Seller’s best knowledge, no deficiency in payment of taxes for any period has been asserted by any taxing body which remains unsettled or in question at the date of this Agreement.  Copies of all federal, state, local and foreign tax returns of BPC have been made available for inspection by Buyer.  To Seller’s best knowledge, BPC has paid the Maintenance Fees due Bureau of Land Management on the Property due by August 31, 2017 for time period of September 1, 2017 to August 31, 2018.

3.8Title to BPC Shares.  To the Seller’s best knowledge, the Stock is duly authorized, validly issued, fully paid and non-assessable and is owned by Seller free and clear of all liens, encumbrances, charges, assessments and adverse claims.  To the Seller’s best knowledge, the Stocks are subject to no restrictions with respect to transferability to Buyer in accordance with the terms of this Agreement and upon payment of the Purchase Price to Seller by Buyer, and the subsequent transfer of the Stock by Seller to Buyer, Buyer will, as a result, receive good and marketable title to all of the Stock, free and clear of all security interest, liens, encumbrances, charges, assessments, restrictions and adverse claims created by Seller (but not created by or through Buyer after Buyer receives the Stock).

3.9Title to Property and Assets.  BPC is not warranting to Buyer in any way the condition of the title it has to the Property. Buyer is making its own assessment as to the condition of the title of the Property.  Buyer understands BPC received title to the Property in various ways; (quit claim deeds, warranty deeds, special warranty deeds, etc.), and has done its own research and analysis of the condition of title BPC has to the Property and accepts the title in its present condition.  To BPC’s best knowledge, no person or entity has made any claim to the Property, except for the claims attached hereto as Exhibit G.  However, neither Seller nor BPC has fully researched and/or checked title to the Property at the Grant County records, or the BLM records (or anywhere else), and therefore, is making no warranties or representations as to the condition of title of the Property.  To Seller’s and BPC’s knowledge, none of the Property is subject to, or will be subject to as of Closing, a contract of sale, transfer, or conveyance.  To Seller’s and BPC’s knowledge, the Property is not subject to, and will not be subject to as of Closing, any security interests, mortgages, encumbrances, liens, or charges of any kind or character, except as set forth on Exhibit G and except for the obligation to pay BLM Maintenance Fees and county requirements to file Mining Claim Intent to Hold.

3.10Business Property Rights.  No person or corporation has made or, to the knowledge of Seller, threatened to make any claims that the operation of the business of BPC is in violation of, or infringes on, any business property rights, or any other proprietary or trade rights of any third party.  To the knowledge of BPC, no third party is in violation of, or is infringing upon, any business property rights of BPC.

3.11Litigation.  To Seller’s best knowledge, there are no actions, suits or proceedings which are pending at law or in equity, before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, against Seller or BPC.  To Seller’s best knowledge, there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which Seller or BPC have been named, or to which Seller or BPC is a party, which would result in any material adverse change in the business or prospects of BPC and/or the Property.

3.12Environmental Matters.  To Seller’s best knowledge, there is no notice, notification, demand, request for information, citation, summons, complaint, or court order that has been received, and no known complaint filed, no penalty, no current investigation or known intent to investigate exists with regard to the claims and properties that are the subject of this Agreement.  To Seller’s best knowledge, no governmental or regulatory body of any kind has alleged any violation of any environmental law by BPC and no issue has been raised with regard to the absence of any relevant environmental permit, certificate, license, approval, registration or authorization required by any environmental law.

3.13Compliance with Applicable Laws.  To Seller’s best knowledge, BPC has conducted its business in full compliance with all applicable laws, including - without limitation - all insurance laws, ordinances, rules, regulations, decrees and orders of any government authority.

3.14Affiliate Transactions.  There are no current contracts or arrangements of any kind between BPC and any officer, director, or principal shareholder of BPC, or any of their respective affiliates.

4.Representations and Warranties of Buyer.  Buyer represents and warrants to Seller and BPC as follows:

4.1Existence and Good Standing.  Buyer is a stock corporation duly incorporated, validly existing, and in good standing under the laws of the State of New Mexico.  Buyer is duly licensed or qualified to do business as a corporation and is in good standing under the laws of all other jurisdictions in which the transaction of its business makes such qualification necessary.

4.2Financial Capacity.  Buyer warrants and represents that it has the financial capacity to perform its obligations under this Agreement subject to receiving the appropriate funds from its third party financial commitments.

4.3Corporate Authority.  Buyer has all requisite corporate power and authority to own its properties and carry on its business as now conducted.

4.4Compliance with Law.  To Buyer’s knowledge, Buyer is not in default with respect to any order of any court, governmental authority, arbitration board or tribunal to which Buyer is a party or to which it is subject, and Buyer is not in known violation of any laws, ordinances, governmental rules or regulations to which it is subject.  Buyer has obtained all licenses, permits or other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

4.5Authorization, Validity and Effect of Agreements.  The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.  This Agreement, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto, will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors’ rights generally, except that the remedies to specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses, and the discretion of the court before which any proceeding therefore may be brought.

5.Seller's Conditions of Closing. The obligation of Seller to close hereunder shall be subject to and conditioned upon the prior occurrence or satisfaction (or waiver by Seller) at the Closing of each of the following conditions:

5.1.Buyer shall have first delivered to Seller the sum of One Million Five Hundred Thousand Dollars ($1,500,000) in collected funds representing partial payment of the Purchase Price prior to or on the time for Closing.

5.2All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date and Buyer shall have performed all agreements and covenants, as well as satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement.

5.3No suit, action, investigation, inquiry, or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

5.4As of the Closing Date, there shall be no effective injunction, writ, preliminary restraining order, or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided, or imposing any conditions on the consummation of the transactions contemplated hereby.

5.5As of the Closing, there shall have been no material adverse change in the amount of issued and outstanding common stock of  BPC.

5.6Buyer shall have executed and delivered to Seller all documents required in Section 2.6 above consisting of the Note, Mortgage, and Pledge Agreement.

5.7Upon the occurrence of 5.1 to 5.6 above, Seller will do the following:

5.7.1Seller shall deliver to the Buyer the  documents required from Seller in Section 2.6 above.

6.Buyer’s Conditions of Closing.  The obligation of Buyer to close will be subject only to following:

6.1All representations and warranties of Seller and BPC contained in this Agreement shall be true and correct now and as of the Closing Date. Further, Seller and BPC shall have performed all agreements and covenants, and satisfied all conditions on their part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement.

6.2As of the Closing Date, there shall have been no material adverse change to the Property owned by BPC prior to the date of the Closing Date of this Agreement from the execution date of this Agreement, and BPC shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident, or other calamity which materially affects the value of its assets, properties, or business between the execution date of this Agreement and the Closing Date.

6.3As of the Closing Date, no suit, action, investigation, inquiry, or other proceeding by any governmental body or other person or legal, or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

6.4As of the Closing Date, there shall be no effective injunction, writ, preliminary restraining order, or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided, or imposing any conditions on the consummation of the transactions contemplated hereby.

6.5As of the Closing Date, there shall have been no material adverse change in the amount of issued and outstanding common stock of the BPC from the execution date of this Agreement.

7.Termination.

7.1Methods of Termination.  The transactions contemplated herein may be terminated and/or abandoned at any time without liability of any party to the other (except Seller retains the $100,000 Earnest Money) only under the following conditions:

7.1.1By mutual written agreement of Seller and Buyer; or

7.1.2By Seller, if any of the conditions provided for in Section 5 hereof shall not have been timely met or waived in writing by Seller prior to Closing, or

7.1.3By Buyer, if any of the conditions provided for in Section 6 hereof shall not have been timely met or waived in writing by Buyer prior to Closing, or

7.2 Procedure Upon Termination.  In the event of termination by Buyer or Seller, as applicable, pursuant to this Section 7 hereof, written notice thereof shall forthwith be given to the other party.   Time is of the essence as to all conditions of Closing.  Should such Condition of Closing not be timely met then all transactions contemplated by this Agreement shall be automatically terminated without further action by Buyer or Seller. If the transactions contemplated by this Agreement are so terminated, each Party will return all documents, work papers, and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the Party furnishing the same; and Seller will retain the $100,000 non-refundable Earnest Money.

8.Miscellaneous.

8.1Notice.   Any notices required or permitted hereunder shall be in writing and shall be sufficiently given if (i) personally delivered, or (ii) mailed to the other Party by United States mail, certified or registered mail, return receipt requested, or (iii) by email delivery, or (iv)  by facsimile delivery; all to the addresses set forth below:

Seller:Buyer:

Black Hawk Consolidated Mines CompanySanta Fe Acquisitions, LLC

c/o Trevor Harderc/o Ashley Montenegro

Box 23909 N. Hudson Street

Colgate, WI 53017Silver City, NM 80061

Tel: 262-255-4298Phone:  575-388-1951

Fax: 262-255-7469Email:  Ashley@laws-co.com

Email: Kilbourn@milwpc.com

With a copy to:

Attorney David J. Winkel

Winkel Law Office

411 S. Commercial Street

Neenah, WI 54956

Tel: Tel:  920-725-8887

Fax: 920-725-9077

Email: dave@winkellaw.com

8.2Execution of Additional Documents.  The Parties hereto will at any time, and from time to time after the Closing Date, upon reasonable request of the other Party, execute, acknowledge and deliver all such further acts as may be reasonably required to carry out the intent of this Agreement, and to transfer and vest title to any Stock being transferred hereunder; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

8.3Binding Effect; Benefits.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective, successors and assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective successors, and assigns any  rights,  remedies,  obligations  or liabilities under or by reason of this Agreement.  There are no third party beneficiaries to this Agreement.

8.4Entire Agreement.  This Agreement, together with the Exhibits, constitute the final written expression of all of the agreements between the Parties, and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by either Party that differ in any way from the terms of this written Agreement and other documents contemplated hereby, shall be given no force or effect. The Parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained, unless specifically included or referred to herein. No addition to, or modification of any provision of this Agreement, shall be binding upon any Party unless made in writing and signed by all Parties.

8.5Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin , exclusive of the conflict of law provisions thereof. Venue will be in the Circuit Court for Waukesha County, Wisconsin.

8.6Survival.  All of the terms, conditions, warranties and representations contained in this Agreement shall survive the Closing.

8.7Counterparts.  This Agreement may be executed in any number of counterparts by email signature, facsimile signature, and when put together shall be deemed an original Agreement.

8.8Headings.  Headings of the Articles and Sections of this Agreement are for the convenience of the Parties only, and shall be given no substantive or interpretive effect whatsoever.

8.9Waivers.    No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the

Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The written waiver by any Party hereto of a breach of any provision hereunder by the other Party shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder by the other Party.

8.10 Merger of Documents.  This Agreement, and all attachments and documents contemplated hereby, constitute one agreement and are interdependent upon each other in all respects.

8.11Incorporation of Exhibits and Schedules.  All exhibits and documents attached  hereto are by this reference incorporated herein and made a part hereof for all purposes, as if fully set forth at length herein.

8.12Severability.If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable, or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative. unenforceable or invalid .

8.13Assignability.  Neither this Agreement, nor any of the Parties' rights hereunder, shall be assignable by any Party hereto without the prior written consent of the other Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first above written.

SELLER:  BLACK HAWK CONSOLIDATEDBULLARD’S PEAK CORPORATION

    MINES COMPANY

By:/s/ Trevor Harder Trevor Harder, President	By:/s/ Travor Harder Trevor Harder, Presiden

BUYER:  SANTA FE ACQUISITIONS, LLC

By:/s/  Tom Laws

Name:  Tom Laws

Title:  Manager